Exhibit 99.1

AGREEMENT OF JOINT FILING

The undersigned hereby agree that the Schedule 13D/A with respect to the common shares of beneficial interest, $.01 par value per share, of Select Income REIT, dated as of February 8, 2017, is, and any amendments thereto signed by each of the undersigned shall be, filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended.

Dated: February 8, 2017

The RMR Group LLC

	By:	/s/ Adam D. Portnoy
	Name:	Adam D. Portnoy
	Title:	President and Chief Executive Officer

ABP Trust

	By:	/s/ Adam D. Portnoy
	Name:	Adam D. Portnoy
	Title:	President

Adam D. Portnoy

/s/ Adam D. Portnoy

Barry M. Portnoy

/s/ Barry M. Portnoy